#4842-7609-4486v3 To: The Lenders and the Company under the Credit Agreement referred to below Re: Newell Rubbermaid Inc. $800,000,000 Credit Agreement dated as of December 2, 2011 Reference is made to the Credit Agreement dated as of December 2, 2011 among Newell Rubbermaid Inc. (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms not otherwise defined herein are used herein with the same meanings as such terms are used in the Credit Agreement. We are pleased to advise you that we have received the documents required under Section 2.22(e) of the Credit Agreement from the Company and that, accordingly, the extension of the current Maturity Date to December 2, 2018 pursuant to Section 2.22 of the Credit Agreement has become effective with respect to all of the Lenders as of December 2, 2013. JPMORGAN CHASE BANK, N.A., as Administrative Agent